EXHIBIT 3

STANDSTILL AND STOCK RESTRICTION AGREEMENT

This STANDSTILL AND STOCK RESTRICTION AGREEMENT (the “Agreement”) is made as of November 9, 2005, by and between Intraware, Inc., a Delaware corporation (the “Company”) and Digital River, Inc., a Delaware corporation (“Digital River”).

WHEREAS, the Company and Digital River have executed a Preferred Stock Purchase Agreement, dated November 9, 2005, by and among the Company and Digital River (the “Purchase Agreement) pursuant to which Digital River is purchasing 1,000 shares of the Company’s Series B Preferred Stock;

WHEREAS, the Company and Digital River desire, in connection with the execution of the Purchase Agreement, to make certain covenants and agreements with one another pursuant to this Agreement;

NOW THEREFORE, in consideration of the covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1            Definitions.  For the purpose of this Agreement, the following terms shall have the meanings specified with respect thereto below:

(a)           “13D Group” means any group of persons formed for the purpose of acquiring, holding, voting or disposing of Voting Stock which would be required under Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, to file a statement on Schedule 13D pursuant to Rule 13d-1(a) or a Schedule 13G pursuant to Rule 13d-1(c) with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act.

(b)           “Affiliate” shall have the meaning set forth in Rule 12b-2 of the rules and regulations promulgated under the Exchange Act.

(c)           “Beneficially Own,” “Beneficially Owned,” or “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act.

(d)           “Board Approval” shall mean the affirmative vote or written consent of a majority of the Board of Directors of the Company duly obtained in accordance with the applicable provisions of the Company’s bylaws and applicable law.

(e)           “Change of Control of the Company” shall mean any of the following: (A) a merger, consolidation or other business combination or transaction to which the Company is a party if the stockholders of the Company immediately prior to the effective date of such merger, consolidation or other business combination or transaction, as a result of such share ownership, have Beneficial Ownership of voting securities representing less than fifty percent (50%) of the Total Current Voting Power of the surviving or successor entity (or its ultimate parent company) following such merger, consolidation or other business combination or transaction; (B) an acquisition by any person, entity or 13D Group of direct or indirect Beneficial Ownership of Voting Stock of the Company representing fifty percent (50%) or more of the Total Current Voting Power of the Company; (C) a sale of all or substantially all the assets of the Company; (D) a liquidation or dissolution of the Company; or (E) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in the preceding clauses) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

(f)            “Common Stock” shall mean Shares of the Common Stock, $0.0001 par value per share, of the Company.

(g)           “Control” or “Controlled by” shall have the meaning set forth in Rule 12b-2 of the rules and regulations promulgated under the Exchange Act.

(h)           “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(i)            “Fair Market Value” means, as of any date of determination, (A) in the case of any security, the average of the closing sale prices of such security during the 10 trading days immediately preceding such date of determination on the principal U.S. or foreign securities exchange on which such security is listed or, if such security is not listed or primarily traded on any such exchange, the average of the closing sale prices or the closing bid quotations of such security during the 10-day period preceding such date of determination on Nasdaq or any comparable system then in use or, if no such quotations are available, the fair market value of such security as of such date of determination as determined pursuant to clause (B) below, and (B) in the case of property other than cash or any security the Fair Market Value of which can be determined pursuant to the foregoing clause (A), the fair market value of such property on such date of determination as determined in good faith by a majority of Independent Directors; provided, however, if Digital River disputes such determination, then the fair market value shall be as determined by two Investment Banks, with one Investment Bank to be selected by each of the Company and Digital River for such purpose.  Each such Investment Bank shall determine the fair market value and shall deliver its written valuation to the Company and Digital River within thirty (30) days after selection.  In the event that such Investment Banks do not agree on the fair market value, the fair market value shall be the average of the two valuations, except that if the higher of the two valuations is greater than twice the lower valuation, the Investment Banks shall select another Investment Bank of similar qualifications who shall determine the fair market value independently of such selection in accordance with the procedures specified in the foregoing sentence.  None of the Company, Digital River or the initial Investment Banks shall provide the third Investment Bank with information regarding the valuation of the initial Investment Banks.  The valuation of the third Investment Bank shall be arithmetically averaged with the two prior valuations and the valuation farthest from the average of the three valuations shall be disregarded.  The fair market value shall be the average of the two remaining valuations.  The Company and Digital River shall each pay one-half of the expense of the valuation.

(j)            “Digital River Shares” shall mean the shares of Series B Preferred Stock of the Company issued to Digital River pursuant to the Purchase Agreement (including shares of Common Stock issuable upon conversion of the Series B Preferred Stock).

(k)           “Independent Director” shall mean a director of the Company who qualifies as an independent director under the listing standards of Nasdaq, excluding any director nominated by Digital River pursuant to the Investor Rights Agreement.

(l)            “Investment Bank” means any nationally recognized investment-banking firm that has not had any significant relationship with the Company or Digital River or their respective Affiliates in the last twelve (12) months.

(m)          “Investor Rights Agreement” shall mean the Investor Rights Agreement dated as of November 9, 2005, between the Company and Digital River.

(n)           “Nasdaq” shall mean The Nasdaq Stock Market.

(o)           “Non-Voting Convertible Securities” shall mean any securities of the Company which are convertible into, exchangeable for or otherwise exercisable to acquire Voting Stock of the Company, including convertible securities, warrants, rights or options to purchase Voting Stock of the Company.

(p)           “person” shall mean an individual, corporation, partnership, limited liability company, association, trust, or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

(q)           “Rule 144” shall mean Rule 144 as promulgated under the Exchange Act.

(r)            “SEC” shall mean the U.S. Securities and Exchange Commission.

(s)           “Securities Act” shall mean the Securities Act of 1933, as amended.

(t)            “Series B Preferred Stock” shall mean Shares of the Series B Preferred Stock, $0.0001 par value per share, of the Company.

(u)           “Shares” shall mean any shares of Voting Stock that are then Beneficially Owned by Digital River.

(v)           “Standstill Limit” shall mean fifteen percent (15%) of the Total Current Voting Power of the Company.

(w)          “Standstill Period” shall mean the period beginning on the date hereof and ending on the occurrence of a Standstill Termination Event, except for any period beginning on the date of a Standstill Suspension Event and ending on the date of a Standstill Reinstatement Event.

(x)            “Standstill Reinstatement Event” shall mean either (A) with respect to a Suspending Acquisition, such person, entity or 13D Group directly or indirectly Beneficially Owning Voting Stock of the Company representing less than fifteen percent (15%) of the Total Current Voting Power of the Company; (B) with respect to a Suspending Merger, the withdrawal or termination (including, without limitation, as a result of a temporary restraining order or an injunction issued by a governmental entity) of such merger, consolidation or other business combination or transaction or a sale of all or substantially all the assets of the Company; or (C) with respect to a Tender Offer Commencement, the withdrawal or termination (including, without limitation, as a result of a temporary restraining order or an injunction issued by a governmental entity) by such person, entity or 13D Group of the Third Party Tender Offer.

(y)           “Standstill Suspension Event” shall mean either: (A) a Suspending Acquistion; (B) a Suspending Merger; or (C) a Tender Offer Commencement.

(z)            “Standstill Termination Event” shall mean the earliest to occur of the following: (A) Digital River Beneficially Owning less than ten percent (10%) of the Total Current Voting Power of the Company; provided, however, that such event occurs or is continuing more than one (1) year following the date of this Agreement; or (B) a Change of Control of the Company (other than a Change of Control of the Company involving Digital River).

(aa)         “Suspending Acquisition” shall mean an acquisition by any person, entity or 13D Group of direct or indirect Beneficial Ownership of Voting Stock of the Company representing more than fifteen percent (15%) but less than fifty percent (50%) of the Total Current Voting Power of the Company.

(bb)         “Suspending Merger” shall mean the entry into by the Company of any merger, consolidation or other business combination or transaction with any person, entity or 13D Group or a sale of all or substantially all the assets of the Company to any person, entity or 13D Group pursuant to which the Common Stock of the Company would be converted into cash or securities of another person, entity or 13D Group or which would result in all or substantially all of the Company’s assets being sold to another person, entity or 13D Group.

(cc)         “Tender Offer Commencement” shall mean the announcement or commencement by any person, entity or 13D Group of a Third Party Tender Offer.

(dd)         “Third Party Tender Offer” shall mean a bona fide public tender offer subject to the provisions of Regulation 14D when first commenced within the meaning of Rule 14d-2(a) of the rules and regulations under the Exchange Act, by a person, entity or 13D Group (which is not made by and does not include the Company or Digital River) to purchase or exchange for cash or other consideration any Voting Stock, which, if successful, would result in such person, entity or 13D Group owning, when combined with any other Voting Stock owned by such person, entity or 13D Group, fifteen percent (15%) or more of the Total Current Voting Power of the Company.

(ee)         “Total Current Voting Power” shall mean, with respect to any entity, at the time of determination of Total Current Voting Power, the total number of votes which may be cast in the election of members of the board of directors of the corporation if all securities entitled to vote in the election of such directors are present and voted (or, in the event the entity is not a corporation, the governing members, board or other similar body of such entity).

(ff)           “Transfer” shall mean any sale, assignment, transfer, lease, pledge, conveyance, hypothecation or other transfer or disposition of such share, whether or not for value and whether voluntary or involuntary.

(gg)         “Voting Stock” shall mean shares of the Common Stock and shares of any class of capital stock of the Company which are then entitled to vote generally in the election of the Board of Directors of the Company.

ARTICLE II

STANDSTILL OBLIGATIONS, TRANSFER RESTRICTIONS
AND OTHER OBLIGATIONS

2.1           Digital River’s Standstill Obligations.  Digital River agrees that, during the Standstill Period:

(a)   Neither it nor any of its Affiliates shall, directly or indirectly, acquire or Beneficially Own Voting Stock or authorize or make a tender offer, exchange offer or other offer to acquire Voting Stock, if the effect of such acquisition would be to increase the percentage of Total Current Voting Power of the Company represented by all Shares Beneficially Owned by Digital River and its Affiliates to more than the Standstill Limit.  Digital River shall not be deemed to have violated its respective covenants under this Section 2.1 by virtue of any increase in the aggregate percentage of the Total Current Voting Power of the Company represented by Shares Beneficially Owned by Digital River or its Affiliates if such increase is the result of a recapitalization of the Company, a repurchase of securities by the Company or other actions taken by the Company or any of the Company’s Affiliates that have the effect of reducing the Total Current Voting Power of the Company.  Notwithstanding the foregoing, if the Shares Beneficially Owned by Digital River and its Affiliates is ever less than the Standstill Limit due to the issuance and sale by the Company of its Voting Stock or for any reason other than by Digital River’s own action, Digital River may, at any time, purchase from third parties in normal broker transactions an amount of Common Stock sufficient to raise Digital River’s relative ownership of the Company’s capital stock to the Standstill Limit, subject to applicable laws and any applicable trading restrictions or black-out periods under the Company’s insider trading policies.

(b)   It shall promptly notify the Company if its aggregate Beneficial Ownership of Voting Stock exceeds the aggregate Beneficial Ownership of Voting Stock specified in Digital River’s most recent prior notice to the Company under this Section 2.1 (or if no such notice has yet been given, the aggregate Beneficial Ownership of Voting Stock on the date of this

Agreement) by more than 1% of the outstanding Voting Stock.  Such notice shall specify the amount of Voting Stock Beneficially Owned by Digital River as of the date of the notice.  Notwithstanding any provision of this Section 2.1(b) to the contrary, the provisions of this Section 2.1(b) requiring notice to the Company may be satisfied by the delivery by Digital River to the Company of an amendment to any Schedule 13D filed by Digital River with respect to the Shares.

(c)   It shall not, without first obtaining Board Approval, solicit proxies with respect to any Voting Stock or make any recommendation regarding the voting of any Voting Stock.

(d)   It shall not, without first obtaining Board Approval, (i) deposit any Voting Stock or Non-Voting Convertible Securities in a voting trust or, except as otherwise provided or contemplated herein, subject any Voting Stock or Non-Voting Convertible Securities to any arrangement or agreement with any third party with respect to the voting of such Voting Stock or (ii) join a 13D Group, partnership, limited partnership, syndicate or other group, or otherwise act in concert with any third person for the purpose of acquiring, holding, voting or disposing of Voting Stock or Non-Voting Convertible Securities.

2.2           The Company’s Right of First Refusal

(a)   Digital River’s right to Transfer (other than a Transfer to any Affiliate of such holder or a Transfer to the Company pursuant to a redemption or otherwise) the shares shall be subject to the Company’s right of first refusal to purchase such Shares on the following terms and conditions:

(i)            Digital River shall give prior notice (the “Transfer Notice”) to the Company in writing of any intention to Transfer Shares, specifying the name of the proposed purchaser or transferee, the number of Shares proposed to be the subject of such Transfer, the proposed price therefor and the other material terms upon which such disposition is proposed to be made.

(ii)           The Company shall have the right, exercisable by written notice given by the Company to Digital River within ten (10) business days after receipt of such Transfer Notice (the “Response Notice”), to purchase all or any portion of the Shares specified in such Transfer Notice for cash at the price per share specified in the Transfer Notice or, if consideration other than cash is specified in the Transfer Notice, in an amount equal to the Fair Market Value of such non-cash consideration.  Such right shall not be conditional upon the Company having sufficient financing, at the time the right arises, to purchase the Shares; provided, however, in any event the Company is required to obtain such financing within the time period set forth in Section 2.2(a)(iii).

(iii)          If the Company exercises its right of first refusal hereunder, the closing of the purchase of the Shares with respect to which such right has been exercised shall take place within sixty (60) calendar days after the Company gives the Response Notice to Digital River or, if later, within five (5) business days of the determination of the Fair Market Value of any non-cash consideration.  Subject to Section 2.2(a)(iv), upon exercise of its right of first refusal, the Company and Digital River shall be legally obligated to consummate the purchase and sale contemplated thereby and shall use their reasonable best efforts to secure any approvals required in connection therewith.

(iv)         If the Company does not exercise its right of first refusal hereunder within the time specified for such exercise in Section 2.2(a)(ii) above or close within the time period specified in Section 2.2(a)(iii) with respect to all of the Shares specified in such Transfer Notice, Digital River shall be free, during the period of ninety (90) calendar days following the expiration of such time for exercise or close, as the case may be, to Transfer or tender for Transfer those Shares specified in such Transfer Notice with respect to which the Company has not exercised its first refusal rights to the proposed purchaser or transferee specified in such Transfer Notice, and on terms not materially less favorable to Digital River than the terms specified in such Transfer Notice.

(b)   The Company may assign its right of first refusal under this Section 2.2 to any other person or persons in connection with any proposed Transfer.

2.3           Digital River’s Other Obligations

(a)   Quorum.  So long as Digital River Beneficially Owns at least one percent (1%) of the Total Current Voting Power of the Company, Digital River, as the holder of Shares, shall be present, in person or by proxy, at all meetings of stockholders of the Company so that all shares of Voting Stock held by Digital River may be counted for purposes of determining the presence of a quorum at such meetings.

(b)   No Exercise of Dissenter’s Rights.  Until the fifth (5th) anniversary of the date of this Agreement, at any time that Digital River Beneficially Owns at least one percent (1%) of the Total Current Voting Power of the Company, Digital River agrees not to exercise any dissenter’s rights, if any, that it may have under applicable law in connection with any merger, consolidation, reorganization or other transaction that is approved by the Company’s Board of Directors, regardless of the manner in which Digital River may have voted or cast Shares of Voting Stock with respect to such transaction.

ARTICLE III

MISCELLANEOUS

3.1           Governing Law; Jurisdiction and Venue

(a)   This Agreement is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties.

(b)   Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the State of Delaware.  Each party to this Agreement:

(i)            expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of Delaware (and each appellate court located in the State of Delaware) in connection with any such legal proceeding, including to enforce any settlement, order or award;

(ii)           agrees that each state and federal court located in the State of Delaware shall be deemed to be a convenient forum; and

(iii)          waives and agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the State of Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court.

(c)   Each party hereto agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this Section 3.1 by the state and federal courts located in the State of Delaware and in connection therewith hereby waives, and agrees not to assert by way of motion, as a defense, or otherwise, any claim that such resolution, settlement, order or award is inconsistent with or violative of the laws or public policy of the laws of the State of Delaware or any other jurisdiction.

3.2           Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.  Except as provided herein, any assignment of rights or delegation of duties under this Agreement by a party without the prior written consent of other parties shall be void ab initio.  Subject to the preceding two sentences, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

3.3           Entire Agreement; No Third Party Beneficiaries; Amendment.  This Agreement, the Purchase Agreement, the Investor Rights Agreement and the agreements referred to herein and therein constitute the full and entire understanding and agreement between the parties with regard to the subject hereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein and in the agreements referred to herein.  This Agreement is not intended to confer upon any other person any rights or remedies hereunder.  Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

3.4           Notices.  All notices and other communications required or permitted hereunder shall be made in the manner and to the addresses set forth in the Purchase Agreement.

3.5           Delays or Omissions.  Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to a party under this Agreement shall impair any such right, power or remedy nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

3.6           Expenses.  Except as otherwise specifically provided herein, the Company and Digital River shall bear their own expenses incurred with respect to this Agreement and the transactions contemplated hereby.

3.7           Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific intent or were otherwise breached.  It is accordingly agreed that the parties shall not be entitled to an injunction or injunctions, without bond, to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they may be entitled by law or equity, and any party sued for breach of this Agreement expressly waives any defense that a remedy in damages would be adequate.

3.8           Further Assurances.  The parties hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party may reasonably request from time to time in order to carry out the intent and purposes of this Agreement and the consummation of the transactions contemplated hereby.  Neither the Company nor Digital River shall voluntarily undertake any course of action inconsistent with satisfaction of the requirements applicable to them set forth in this Agreement and each shall promptly do all such acts and take all such measures as may be appropriate to enable them to perform as early as practicable the obligations herein and therein required to be performed by them.

3.9           Facsimile; Counterparts.  This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

3.10         Severability.  In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided, that no such severability shall be effective if it materially changes the economic impact of this Agreement on any party.

3.11         Interpretation.

(a)   The various section headings are inserted for purposes of reference only and shall not affect the meaning or interpretation of this Agreement or any provision hereof. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

(b)   Each party hereto acknowledges that it has been represented by competent counsel and participated in the drafting of this Agreement, and agrees that any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement.

(c)   When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, Exhibit to or Schedule to this Agreement unless otherwise indicated.

(d)   Any reference to a statute, rule, regulation, form or schedule under either the Exchange Act or the Securities Act contained in this Agreement shall be deemed to include any to successor or replacement statute, rule, regulation, form or schedule.

3.12         Attorneys’ Fees.  In any action at law or suit in equity in relation to this Agreement, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

INTRAWARE, INC.

By:
Name:
Title:

DIGITAL RIVER, INC.

By
Name:
Title:

[Signature Page to Standstill and Stock Restriction Agreement]